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                     October 9, 2022

       Panyan Yu
       Chief Financial Officer
       Greencity Acquisition Corp
       505 Eshan Road, Floor 6
       Pudong New District
       Shanghai, 200120
       China

                                                        Re: Greencity
Acquisition Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed September 6,
2022
                                                            File No. 001-39404

       Dear Panyan Yu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Shuya Tan, Esq.